Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2025 Second Quarter

•	Total revenue from continuing operations increased 7%; constant currency organic revenue grew 7%
•	As reported EPS from continuing operations increased to $1.51; adjusted EPS increased to $2.14
•	Fiscal 2025 outlook reiterated

DUBLIN, IRELAND - (November 6, 2024) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2025 second quarter ended September 30, 2024. Total revenue from continuing operations for the second quarter of fiscal 2025 increased 7% to $1.3 billion compared with $1.2 billion in the second quarter of fiscal 2024. Constant currency organic revenue from continuing operations for the second quarter increased 7%.

“We are pleased with our second quarter and first half results,” said Dan Carestio, President and CEO of STERIS. “The diversified nature of our business segments continues to prove beneficial to our performance. We are reiterating our full year outlook for fiscal 2025.”

Second Quarter Results from Continuing Operations
As reported, net income for the second quarter was $150.2 million or $1.51 per share, compared with net income of $119.8 million or $1.20 per diluted share in the second quarter of fiscal 2024. Adjusted net income for the second quarter of fiscal 2025 was $212.2 million or $2.14 per diluted share, compared with the previous year’s second quarter of $184.9 million or $1.86 per diluted share.

Healthcare revenue as reported grew 9% in the quarter to $944.2 million compared with $870.1 million in the second quarter of fiscal 2024. This performance reflected 12% improvement in consumable revenue, 14% growth in service revenue, and a 2% decline in capital equipment revenue. Constant currency organic revenue increased 7% for the quarter compared with the prior year. Healthcare operating income was $228.0 million compared with $204.1 million in last year’s second quarter. The increase in operating income was primarily due to improved volume, price and productivity.

Fiscal 2025 second quarter revenue for Applied Sterilization Technologies (AST) increased 9% as reported to $256.7 million compared with $235.1 million in the same period last year. This performance reflected 6% growth in service revenue and a significant increase in capital equipment revenue. Constant currency organic revenue in the quarter increased 9%. Segment operating income was $109.9 million in the second quarter of fiscal 2025, compared with operating income of $110.8 million in the same period last year. The operating income decline compared with the prior year reflects, among other things, increased labor and energy costs and a loss incurred on a large capital equipment sale.

Life Sciences second quarter revenue as reported decreased 4% to $127.9 million compared with $133.1 million in the second quarter of fiscal 2024, due to the divestiture of the CECS business on April 1, 2024, which was primarily service revenue. This performance reflected 21% growth in consumable revenue offset by a 35% decline in capital equipment revenue and 14% decline in service revenue. Constant currency organic revenue increased 3% in the quarter compared with the prior year. Reflecting improvement in price and favorable mix, operating income increased to $53.7 million in the second quarter of fiscal 2025 compared with $50.3 million in the prior year’s second quarter.

Cash Flow
Net cash provided by operations for the first half of fiscal 2025 was $554.5 million, compared with $427.2 million in fiscal 2024. Free cash flow for the first half of fiscal 2025 was $344.5 million compared with $284.7 million in the prior year period. The increase in free cash flow during the period was driven primarily by the growth in earnings and improved working capital.

Fiscal 2025 Outlook Reiterated
For fiscal 2025, the Company continues to expect as reported revenue to increase 6.5-7.5%. Based on forward rates through March 31, 2025, currency is expected to be slightly favorable to revenue in fiscal 2025. Constant currency organic revenue from continuing operations is anticipated to increase 6-7%. Adjusted earnings per diluted share from continuing operations is anticipated to be in the range of $9.05 to $9.25 compared with $8.20 in adjusted earnings from continuing operations in fiscal 2024. The fiscal 2025 outlook assumes an effective tax rate of approximately 23%. Capital expenditures are anticipated to be approximately $360 million and free cash flow is expected to be approximately $700 million.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, November 7, 2024 at 9:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET tomorrow either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 6859931 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life sciences products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow, adjusted EPS and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for U.S. GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income, adjusted EPS and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs and gains or losses, integration costs related to acquisitions, tax restructuring costs, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable U.S. GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with U.S. GAAP results and the reconciliations to corresponding U.S. GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, statements related to the expected benefits of and timing of completion of the Restructuring Plan, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of public health crises on STERIS’s operations, supply chain, material and labor costs, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland, (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected, (d) STERIS’s ability to successfully integrate acquired businesses into its existing businesses, including unknown or inestimable liabilities, impairments, or increases in expected integration costs or difficulties in connection with the integration of such businesses, (e) uncertainties related to tax treatments under the TCJA and the IRA, (f) the possibility that Pillar Two Model Rules could increase tax uncertainty and adversely impact STERIS's provision for income taxes and effective tax rate and subject STERIS to additional income tax in jurisdictions who adopt Pillar Two Model Rules, (g) STERIS's ability to continue to qualify for benefits under certain income tax treaties in light of ratification of more strict income tax treaty rules (through the MLI) in many jurisdictions where STERIS has operations, (h) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (i) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, including as a result of inflation, (j) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (k) the possibility that application of or compliance with laws, court rulings, certifications, regulations, or regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened

FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, the outcome of any pending or threatened litigation brought by private parties, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services, result in costs to STERIS that may not be covered by insurance, or otherwise affect STERIS’s performance, results, prospects or value, (l) the potential of international unrest, including the Russia-Ukraine or Israel-Hamas military conflicts, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (m) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (n) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products, due to supply chain issues or otherwise, or in the provision of services, (o) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, impairments, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS's various securities filings, may adversely impact STERIS’s performance, results, prospects or value, (p) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (q) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation (including CAMT and excise tax on stock buybacks), regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (r) the possibility that anticipated financial results or benefits of recent acquisitions, of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (s) the level of STERIS’s indebtedness limiting financial flexibility or increasing future borrowing costs, (t) rating agency actions or other occurrences that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (u) the effects of changes in credit availability and pricing, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed, and (v) the possibility that our expectations about the pre-tax savings resulting from the Restructuring Plan, the number of positions eliminated pursuant to the Restructuring Plan and the costs, charges and cash expenditures associated with the announced restructuring plan may not be realized on the timeline or timelines we expect, or at all.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,

	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$1,328,912	$1,238,204	$2,608,414	$2,421,590
Cost of revenues	750,121	691,976	1,457,193	1,346,358
Gross profit	578,791	546,228	1,151,221	1,075,232
Operating expenses:
Selling, general, and administrative	329,298	328,430	664,924	634,960
Research and development	27,031	26,268	52,604	50,962
Restructuring expenses (credits)	2,796	(23)	28,496	(4)
Total operating expenses	359,125	354,675	746,024	685,918

Income from operations	219,666	191,553	405,197	389,314
Non-operating expenses, net:
Interest expense	19,668	36,938	50,052	69,295
Interest and miscellaneous income	(1,126)	(1,237)	(2,435)	(2,614)
Loss (gain) on sale of business and equity investment, net	6,232	—	(12,571)	—
Total non-operating expenses, net	24,774	35,701	35,046	66,681
Income from continuing operations before income tax expense	194,892	155,852	370,151	322,633
Income tax expense	43,506	35,055	78,816	71,255
Income from continuing operations, net of income tax	$151,386	$120,797	$291,335	$251,378
(Loss) income from discontinued operations, net of income tax	(213)	(4,451)	5,379	(11,242)
Net income	151,173	116,346	296,714	240,136
Less: Net income attributable to noncontrolling interests	1,139	1,027	1,279	1,263
Net income attributable to shareholders	$150,034	$115,319	$295,435	$238,873

Net income from continuing operations attributable to shareholders	$150,247	$119,770	$290,056	$250,115

Earnings per ordinary share (EPS) - Basic
Continuing Operations	$1.52	$1.21	$2.94	$2.53
Discontinued Operations	$—	$(0.05)	$0.05	$(0.11)
Total	$1.52	$1.17	$2.99	$2.42
Earnings per ordinary share (EPS) - Diluted
Continuing Operations	$1.51	$1.20	$2.92	$2.52
Discontinued Operations	$—	$(0.04)	$0.05	$(0.11)
Total	$1.51	$1.16	$2.98	$2.41

Cash dividends declared per share ordinary outstanding	$0.57	$0.52	$1.09	$0.99

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	98,669	98,785	98,769	98,747
Diluted number of shares outstanding	99,204	99,406	99,290	99,323

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	September 30,	March 31,
	2024	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$172,195	$207,020
Accounts receivable, net	923,340	1,008,315
Inventories, net	688,933	674,535
Prepaid expenses and other current assets	153,401	174,349
Current assets held for sale	—	804,904
Total current assets	1,937,869	2,869,123

Property, plant, and equipment, net	1,929,666	1,765,180
Lease right-of-use assets, net	159,237	173,201
Goodwill	4,151,437	4,070,712
Intangibles, net	2,003,669	2,119,282
Other assets	60,267	66,199
Total assets	$10,242,145	$11,063,697
Liabilities and equity
Current liabilities:
Accounts payable	$235,070	$251,723
Other current liabilities	570,413	615,392
Current liabilities held for sale	—	64,012
Total current liabilities	805,483	931,127
Long-term indebtedness	2,156,158	3,120,162
Other liabilities	670,042	697,062
Total equity	6,610,462	6,315,346
Total liabilities and equity	$10,242,145	$11,063,697

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands)	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Healthcare	$944,230	$870,056	$1,845,451	$1,688,930
AST	256,737	235,053	506,540	468,152
Life Sciences	127,945	133,095	256,423	264,508
Total revenues	$1,328,912	$1,238,204	$2,608,414	$2,421,590
Operating income (loss):
Healthcare	$228,006	$204,054	$444,893	$402,236
AST	109,902	110,783	227,616	220,373
Life Sciences	53,700	50,284	106,284	100,125
Corporate	(97,129)	(87,020)	(198,877)	(178,893)
Total operating income before adjustments	$294,479	$278,101	$579,916	$543,841
Less: Adjustments
Amortization of acquired intangible assets	$67,971	$69,846	$135,632	$133,938
Acquisition and integration related charges	3,205	15,808	5,459	18,045
Tax restructuring (credits) costs	(561)	—	(43)	9
Amortization of inventory and property "step up" to fair value	1,402	917	2,793	2,539
Restructuring charges (credits)	2,796	(23)	30,878	(4)
Income from operations	$219,666	$191,553	$405,197	$389,314

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Six Months Ended September 30,
	2024	2023
Operating activities:	(Unaudited)	(Unaudited)

Net income	$296,714	$240,136
Non-cash items	236,967	320,168
Changes in operating assets and liabilities	20,787	(133,080)
Net cash provided by operating activities	554,468	427,224
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(209,975)	(149,893)
Proceeds from the sale of property, plant, equipment, and intangibles	—	7,360
Proceeds from the sale of businesses	809,919	9,458
Acquisition of businesses, net of cash acquired	(17,467)	(539,758)
Net cash provided by (used in) investing activities	582,477	(672,833)
Financing activities:
Payments on term loans	(638,125)	(30,000)
(Payments) proceeds under credit facilities, net	(344,920)	391,022
Acquisition related deferred or contingent consideration	(177)	(177)
Repurchases of ordinary shares	(110,625)	(9,213)
Cash dividends paid to ordinary shareholders	(107,673)	(97,795)
Contributions from noncontrolling interest holders	2,532	—
Stock option and other equity transactions, net	19,092	2,740
Net cash (used in) provided by financing activities	(1,179,896)	256,577
Effect of exchange rate changes on cash and cash equivalents	8,126	(5,568)
(Decrease) increase in cash and cash equivalents	(34,825)	5,400
Cash and cash equivalents at beginning of period	207,020	208,357
Cash and cash equivalents at end of period	$172,195	$213,757

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Six Months Ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$554,468	$427,224
Purchases of property, plant, equipment, and intangibles, net	(209,975)	(149,893)
Proceeds from the sale of property, plant, equipment, and intangibles	—	7,360
Free Cash Flow	$344,493	$284,691

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures and the reconciliation to the corresponding U.S. GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three Months Ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2024	2023	2024	2023	2024	2024	2024	2024
Segment revenues:
Healthcare	$944,230	$870,056	$11,397	$—	$748	8.5%	7.2%	7.1%
AST	256,737	235,053	—	—	1,250	9.2%	9.2%	8.7%
Life Sciences	127,945	133,095	—	(8,918)	59	(3.9)%	3.0%	3.0%
Total	$1,328,912	$1,238,204	$11,397	$(8,918)	$2,057	7.3%	7.2%	7.0%

	Six Months Ended September 30, (unaudited)
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2024	2023	2024	2023	2024	2024	2024	2024
Segment revenues:
Healthcare	$1,845,451	$1,688,930	$52,373	$—	$(449)	9.3%	6.2%	6.2%
AST	506,540	468,152	—	—	(64)	8.2%	8.2%	8.2%
Life Sciences	256,423	264,508	—	(16,800)	(307)	(3.1)%	3.5%	3.6%
Total	$2,608,414	$2,421,590	$52,373	$(16,800)	$(820)	7.7%	6.3%	6.3%

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Three Months Ended September 30, (unaudited)
	Continuing Operations
	Gross Profit		Income from Operations		Income from continuing operations, net of income tax		Income (loss) from discontinued operations, net of income tax		Net Income attributable to shareholders		Diluted EPS from continuing operations		Diluted EPS from discontinued operations		Diluted EPS (2)
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
As reported, U.S. GAAP	$578,791	$546,228	$219,666	$191,553	$151,386	$120,797	$(213)	$(4,451)	$150,034	$115,319	$1.51	$1.20	$—	$(0.04)	$1.51	$1.16
Adjustments:
Amortization of acquired intangible assets	610	574	67,971	69,846
Acquisition and integration related charges	1,027	225	3,205	15,808
Tax restructuring credits	—	—	(561)	—
Amortization of inventory and property "step up" to fair value	546	553	1,402	917
Restructuring charges (credits)	—	—	2,796	(23)
Loss on sale of business and equity investment, net					6,232	—
Net impact of adjustments after tax(1)					55,725	65,125	213	21,732	62,170	86,857
Net EPS impact											0.63	0.66	—	0.21	0.63	0.87
Adjusted	$580,974	$547,580	$294,479	$278,101	$213,343	$185,922	$—	$17,281	$212,204	$202,176	$2.14	$1.86	$—	$0.17	$2.14	$2.03

(1) The tax expense includes both the current and deferred income tax impact of the adjustments.
(2) Diluted EPS is calculated independently for Diluted EPS from continuing operations and Diluted EPS from discontinued operations. The sum of Diluted EPS from continuing operations and Diluted EPS from discontinued operations may not equal Diluted EPS due to rounding.

	Six Months Ended September 30, (unaudited)
	Continuing Operations
	Gross Profit		Income from Operations		Income from continuing operations, net of income tax		Income (loss) from discontinued operations, net of income tax		Net Income attributable to shareholders		Diluted EPS from continuing operations		Diluted EPS from discontinued operations		Diluted EPS (2)
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
As reported, U.S. GAAP	$1,151,221	$1,075,232	$405,197	$389,314	$291,335	$251,378	$5,379	$(11,242)	$295,435	$238,873	$2.92	$2.52	$0.05	$(0.11)	$2.98	$2.41
Adjustments:
Amortization of acquired intangible assets	1,094	1,149	135,632	133,938
Acquisition and integration related charges (credits)	1,646	187	5,459	18,045
Tax restructuring (credits) costs	—	—	(43)	9
Amortization of inventory and property "step up" to fair value	1,240	1,150	2,793	2,539
Restructuring charges (credits)	2,382	—	30,878	(4)
Gain on sale of business and equity investment, net					(12,571)	—
Net impact of adjustments after tax(1)					136,287	117,046	5,697	44,470	129,413	161,516
Net EPS impact											1.25	1.18	0.06	0.44	1.30	1.62
Adjusted	$1,157,583	$1,077,718	$579,916	$543,841	$415,051	$368,424	$11,076	$33,228	$424,848	$400,389	$4.17	$3.70	$0.11	$0.33	$4.28	$4.03

(1) The tax expense includes both the current and deferred income tax impact of the adjustments.
(2) Diluted EPS is calculated independently for Diluted EPS from continuing operations and Diluted EPS from discontinued operations. The sum of Diluted EPS from continuing operations and Diluted EPS from discontinued operations may not equal Diluted EPS due to rounding.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2025 Outlook	Twelve Months
Ended March 31, 2025
(Outlook)**

Net income from continuing operations per diluted share	$6.70 - $6.90
Amortization of acquired intangible assets	2.06
Acquisition and integration and divestiture related charges	(0.10)
Restructuring	0.39
Adjusted net income from continuing operations per diluted share	$9.05 - $9.25

Cash flows from operating activities	$1,060,000
Purchases of property, plant, equipment, and intangibles, net	(360,000)
Free Cash Flow	$700,000

** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Second Quarter Fiscal 2025
For the Periods Ending September 30, 2024 and 2023
	FY 2025	FY 2024	FY 2025	FY 2024
Total Company Revenues - Continuing Operations	Q2	Q2	YTD	YTD
Consumables	$414,359	$366,083	$828,449	$708,821
Service	633,004	580,024	1,256,213	1,150,708
Total Recurring	$1,047,363	$946,107	$2,084,662	$1,859,529
Capital Equipment	281,549	292,097	523,752	562,061
Total Revenues	$1,328,912	$1,238,204	$2,608,414	$2,421,590
Ireland Revenues	$22,802	$20,399	$44,996	$40,435
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$979,528	$909,651	$1,926,418	$1,765,439
United States Revenues as a % of Total	73%	73%	74%	73%
International Revenues	$326,582	$308,154	$637,000	$615,716
International Revenues as a % of Total	25%	25%	24%	25%

Segment Data - Continuing Operations	FY 2025	FY 2024	FY 2025	FY 2024
	Q2	Q2	YTD	YTD
Healthcare
Revenues
Consumables	$341,707	$306,025	$685,061	$586,306
Service	352,791	309,126	696,019	$609,620
Total Recurring	$694,498	$615,151	$1,381,080	$1,195,926
Capital Equipment	249,732	254,905	464,371	493,004
Total Healthcare Revenues	$944,230	$870,056	$1,845,451	$1,688,930
Segment Operating Income	$228,006	$204,054	$444,893	$402,236
AST
Revenues
Service	$247,932	$233,299	$496,647	$465,524
Capital Equipment	8,805	1,754	9,893	2,628
Total AST Revenues	$256,737	$235,053	$506,540	$468,152
Segment Operating Income	$109,902	$110,783	$227,616	$220,373
Life Sciences
Revenues
Consumables	$72,125	$59,409	$141,943	$121,107
Service	32,808	38,248	64,992	$76,972
Total Recurring	$104,933	$97,657	$206,935	$198,079
Capital Equipment	23,012	35,438	49,488	66,429
Total Life Sciences Revenues	$127,945	$133,095	$256,423	264,508
Segment Operating Income	$53,700	$50,284	$106,284	$100,125

Corporate Operating Loss	$(97,129)	$(87,020)	$(198,877)	$(178,893)

Other Data	FY 2025	FY 2024	FY 2025	FY 2024
	Q2	Q2	YTD	YTD
Healthcare Backlog	$405,280	$457,138
Life Sciences Backlog	75,600	91,100
Total Backlog - Continuing Operations	$480,880	$548,238

As reported, U.S. GAAP Income Tax Rate - Continuing Operations	22.3%	22.5%	21.3%	22.1%
Adjusted Income Tax Rate - Continuing Operations	22.7%	23.3%	22.0%	22.8%
As reported, U.S. GAAP Income Tax Rate - Discontinued Operations	21.1%	21.9%	21.4%	22.8%
Adjusted Income Tax Rate - Discontinued Operations	26.8%	27.7%	26.8%	27.1%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.